Exhibit 99.1

COMPANY	INVESTOR RELATIONS
Cindy Liu, Investor Relations Manager	David Rudnick, Account Manager
SkyPeople Fruit Juice, Inc.	Precept Investor Relations LLC
Tel: China + 86 - 29-8837-7161	Tel: US +1 646-694-8538
Email: skypeople_annie@163.com	Email: david.rudnick@preceptir.com
Web: http://www.skypeoplefruitjuice.com

SkyPeople Fruit Juice Announces
$2,672,500 Registered Direct Offering

XI’AN, CHINA, April 13, 2017 /PRNewswire/ -- SkyPeople Fruit Juice, Inc. (NasdaqGM: SPU) (“SkyPeople” or the “Company”), a Florida corporation, today announced that it has entered into a definitive agreement with institutional investors to purchase shares of common stock for aggregate gross proceeds of $2,672,500 in a registered direct offering. The closing of the offering is expected to take place on or before April 17, 2017, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue 862,097 registered shares of common stock at a purchase price of $3.10 per share. Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase one share of common stock. The warrants have an exercise price of $5.20 per share, and shall be initially exercisable six months following issuance and terminate five years following the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) will be offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2015, amended on February 17, 2017, and subsequently declared effective on February 23, 2017 (File No. 333-206353) (the “Registration Statement”), and the base prospectus contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the shares. Copies of the prospectus supplement, together with the accompanying prospectus, when available, can be obtained at the SEC's website at http://www.sec.gov, or by request at H.C. Wainwright & Co., 430 Park Avenue, New York, NY, 10022 by e-mailing placements@hcwco.com.

The warrants and the shares of common stock underlying the warrants to be issued in the offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock underlying the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

The net proceeds to the Company from the transaction, after deducting the placement agent’s fees and paying estimated offering expenses, is expected to be approximately $2,405,500. The Company intends to use the net proceeds from the transaction to fund working capital and other general corporate purposes.

The above summary of the terms of the purchase agreement and warrants, and the general terms of this offering, does not purport to be complete and is qualified in its entirety by the form of transaction documents filed on a Current Report on Form 8-K, filed on April 13, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 73.42% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”) and 100% ownership interest in SkyPeople Foods (China) Co., Ltd. (“SkyPeople Foods China”). SkyPeople (China) and (“SkyPeople Foods China”), together with their operating subsidiaries in China, are engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. The Company's fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Safe Harbor Statement

Certain of the statements made in this press release are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015 and otherwise in our SEC reports and filings, including the final prospectus for our offering. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.